Exhibit 99.1

MoneyGram International Reaches Agreement to Settle Federal Securities Class Action and
Stockholder Derivative Action

MINNEAPOLIS, Feb. 25, 2010—MoneyGram International (NYSE:MGI), a global leader in the payment services industry, yesterday entered into memoranda of understanding to settle federal securities class and stockholder derivative actions pending in the United States District Court for the District of Minnesota. The claims arise out of the subprime related losses in 2007 and 2008.

“We are pleased to be able to enter into these agreements and bring to conclusion these legal proceedings,” said Pamela H. Patsley, MoneyGram chairman and CEO. “My goal since joining MoneyGram has been to re-focus the organization on our core business and transform the company into a global market leader. These agreements will put these claims behind us and move MoneyGram another step forward towards the achievement of that goal.”

Under terms of the securities class action memorandum of understanding, the plaintiffs agree in principle to settle the claims for an $80 million cash payment, all but $20 million of which will be paid by the Company’s insurance coverage. The derivative claims memorandum of understanding provides for changes to MoneyGram’s business, corporate governance and internal controls, some of which have already been implemented in whole or in part in connection with MoneyGram’s recent recapitalization. The memoranda of understanding are subject to negotiation and execution of definitive settlement documents containing usual and customary settlement agreement terms, notice to the class and shareholders, and approval of the Court.

MoneyGram’s three remaining pre-recapitalization directors, having helped MoneyGram successfully manage the transition of the company’s ownership, management and governance and resolve the litigation described above, have determined not to seek re-election as directors at MoneyGram’s annual meeting for the year 2010 in order to ensure a wholly new post-recapitalization board and wholly new audit committee.

“MoneyGram is committed to ensuring that its Board of Directors embodies the highest standards of governance and oversight for MoneyGram and its shareholders,” added Patsley. “Our Nominating Committee and board will work to ensure that the MoneyGram Board of Directors and Audit Committee are comprised of directors best suited to uphold these standards.”

The company has begun a process to identify new director candidates and anticipates nominating candidates for election to the board at the 2010 annual meeting of stockholders.

About MoneyGram International

MoneyGram International offers more control and more choices for people separated by distance or with limited bank relationships to meet their financial needs. A leading global payment services company, MoneyGram International helps consumers to pay bills quickly and safely send money around the world in as little as 10 minutes. Its global network is comprised of 190,000 agent locations in nearly 190 countries and territories. MoneyGram’s convenient and reliable network includes retailers, international post offices and financial institutions. To learn more about money transfer or bill payment at an agent location or online, please visit www.moneygram.com.

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Contacts
Media:
Lynda Michielutti
952-591-3846
lmichielutti@moneygram.com

Investors:
Alex Holmes
720-568-8703
aholmes@moneygram.com